UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2010

NATHAN'S FAMOUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3189	11-3166443
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Jericho Plaza, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(516) 338-8500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 18, 2010, Nathan’s Famous, Inc. issued a press release regarding an unfavorable court ruling received in connection with its litigation pending against its licensee, SMG, Inc., in the Circuit Court of Cook County, Illinois.

As previously reported, Nathan’s has been engaged in litigation with SMG related to the License Agreement between them. The main issue in the case is whether Nathan’s is entitled to terminate the License Agreement. Although the trial has been completed, the Court has not yet ruled on that issue. However, as part of that litigation, SMG asserted various other claims relating to whether Nathan’s was entitled to receive financial benefit in connection with the sale of its proprietary seasonings to SMG.  Both Nathan’s and SMG filed motions for summary judgment on these other claims. On October 13, 2010, an Order was entered with the Court granting SMG’s motion.  As a result, Nathan’s may be liable for damages in an amount that it currently estimates to be $2,914,000 to $6,068,000.  Accordingly, Nathan’s expects to record a charge to earnings before taxes of $2.9 million in its second fiscal quarter ended September 26, 2010. A hearing to determine the exact amount of damages is scheduled for November 22, 2010.  Nathan’s does not expect the Court to issue a judgment with respect to the Order until such time as the Court issues its decision with respect to all of the issues pending in the litigation, including Nathan’s right to terminate the License Agreement.  At that time, Nathan’s will evaluate its available alternatives.

Nathan’s has issued a press release with respect to the foregoing. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press release dated October 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATHAN'S FAMOUS, INC.

By:	/s/ Ronald G DeVos
Ronald DeVos
Vice-President Finance
and Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated:  October 18, 2010